ADAMS GOLF

                                                             B.H. (Barney) Adams
                                                           Chairman of the Board

                                                                Adams Golf, Inc.
                                                  300 Delaware Avenue, Suite 572
                                                      Wilmington, Delaware 19801


April 12, 2006


Dear Adams Golf Stockholder:

I am pleased to invite you to Adams Golf's Annual Meeting of Stockholders. The meeting will be held at 9:00 a.m. central daylight time on Wednesday, May 17, 2006 at Adams Golf Ltd.'s offices, 2801 E. Plano Parkway, Plano, Texas.

At the meeting, you and the other stockholders will be asked to (1) re-elect two directors to the Adams Golf Board and (2) ratify the appointment of KBA Group LLP as our independent auditors for the current fiscal year. You will also have the opportunity to ask questions about our business. You will find other detailed information about Adams Golf and its operations, including its audited consolidated financial statements, in the enclosed Annual Report.

We hope you can join us on May 17th. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

Yours truly,
B.H. (Barney) Adams

/s/ Barney Adams

                                                                      ADAMS GOLF


                                                                Adams Golf, Inc.
                                                  300 Delaware Avenue, Suite 572
                                                      Wilmington, Delaware 19801


April 12, 2006


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 17, 2006


Adams Golf will hold its Annual Meeting of Stockholders at the principal executive offices of Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas, 75074 on Wednesday, May 17, 2006 at 9:00 a.m. central daylight time.

We are holding this meeting:

o to re-elect two Class II directors to serve until the 2009 Annual Meeting of Stockholders; and

o to ratify the appointment of KBA Group LLP as our independent auditors for the year ending December 31, 2006.

Your Board of Directors has selected March 31, 2006 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at Adams Golf, Ltd., 2801 East Plano Parkway, Plano, Texas for at least ten days before the meeting.

This Notice of Annual Meeting, Proxy Statement, Proxy and Adams Golf's 2005 Annual Report to Stockholders are being distributed on or about April 12, 2006.

By Order of the Board of Directors,

/s/ Eric T. Logan

Eric T. Logan
Secretary

                                   ADAMS GOLF




                                ADAMS GOLF, INC.



                                 Proxy Statement
                                     for the
                         Annual Meeting of Stockholders
                                   to be held
                                  May 17, 2006



          This Proxy Statement and Form of Proxy are being distributed on or about April 12, 2006

                                TABLE OF CONTENTS


GENERAL INFORMATION ........................................................   1

ITEM 1.  ELECTION OF DIRECTORS .............................................   3
  Nominees for Election to a Three-Year Term Ending
  with the 2009 Annual Meeting. ............................................   3
  Directors Continuing in Office Until the 2008
  Annual Meeting of Stockholders ...........................................   4
  Directors Continuing in Office Until the 2007
  Annual Meeting of Stockholders ...........................................   4
  Standard Compensation of Directors .......................................   4
  Committees of the Board of Directors; Meetings ...........................   5

STOCK OWNERSHIP
  Beneficial Ownership of Certain Stockholders,
  Directors and Executive Officers .........................................  11
  Section 16(a) Beneficial Ownership Reporting Compliance ..................  12

MANAGEMENT
  Executive Officers .......................................................  12
  Compensation of Executive Officers .......................................  13
  Employment Contracts and Change in Control Arrangements ..................  15
  Certain Relationships and Related Transactions ...........................  17
  Compensation Committee Interlocks and Insider Participation ..............  18

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  Compensation Policy ......................................................  19
  2005 Company Performance .................................................  20
  2005 Executive Compensation ..............................................  20
  2005 Chief Executive Compensation ........................................  20
  Company Policy on Qualifying Compensation ................................  20

AUDIT COMMITTEE REPORT .....................................................  21

PERFORMANCE GRAPH ..........................................................  23

ITEM 2.  RATIFICATION OF KBA GROUP LLP AS INDEPENDENT AUDITORS .............  24

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS .................................  25

STOCKHOLDER NOMINATION PROCEDURES ..........................................  25

COMMUNICATIONS WITH DIRECTORS ..............................................  26


              Please see the back cover of this Proxy Statement for
                       directions to the Annual Meeting.

                               GENERAL INFORMATION

1.    Who is soliciting my proxy?

      We, the Board of Directors of Adams Golf, are sending you this Proxy Statement in connection with our solicitation of proxies for use at Adams Golf's 2006 Annual Meeting of Stockholders. Certain directors, officers and employees of Adams Golf may also solicit proxies on our behalf by mail, phone, fax or in person.

2.    Who is paying for this solicitation?

      Adams Golf will pay for the solicitation of proxies. Adams Golf will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of Adams Golf common stock.

3.    What am I voting on?

      Two items: (1) the re-election of Oliver G. Brewer III and Russell L. Fleischer to the Board of Directors, and (2) the ratification of KBA Group LLP as our independent auditors for the current fiscal year.

4.    Who can vote?

      Only those who owned common stock at the close of business on March 31, 2006, the record date for the Annual Meeting, can vote. If you owned common stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

5.    How do I vote?

      You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail it in the enclosed prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person - - by voting at the Annual Meeting, you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the secretary of Adams Golf written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the nominees for director and FOR ratification of KBA Group as our independent auditors.

6.    What constitutes a quorum?

      Voting can take place at the Annual Meeting only if stockholders owning a majority of the voting power of the common stock (that is, a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 22,844,153 voting shares of common stock outstanding with each share entitled to one vote. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed. A broker non-vote results from a situation in which a broker holding your shares in "street" or "nominee" name indicates to us on a proxy that it lacks discretionary authority to vote your shares.

7.    What vote of the stockholders will result in the matter being passed?

      Election of Directors. Directors need the affirmative vote of holders of a plurality of the voting power present at the Annual Meeting to be elected. At this year's meeting, the nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

      Ratification of KBA Group. Stockholders holding a majority of the shares represented in person or by proxy at the upcoming Annual Meeting must affirmatively vote to ratify KBA Group as our independent auditors for the current fiscal year. Abstentions continue to have the same effect as votes "against" the proposal and broker non-votes continue to have no effect at all.

8.    How does the Board recommend that we vote on the matters proposed?

      The Board of Directors of Adams Golf unanimously recommends that stockholders vote FOR the election of each of the nominees for director and FOR the proposal to ratify KBA Group as our independent auditors for the current fiscal year.

9.    Will there be other matters proposed at the 2006 Annual Meeting?

      Adams Golf's By-laws limit the matters presented at the upcoming Annual Meeting to those in the notice of the meeting, those otherwise properly presented by the Board of Directors, and those presented by the stockholders so long as the stockholders gave the secretary written notice of the matter on or before February 16, 2006. We do not expect any matters other than those described in this proxy statement to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

10. When are stockholder proposals due if they are to be included in our proxy materials for our 2007 Annual Meeting?

      To be considered for presentation at Adams Golf's 2007 Annual Meeting of Stockholders and included in our proxy statement, a stockholder proposal must be received at Adams Golf's offices no later than December 13, 2006. To curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested.

                                     ITEM 1.
                              ELECTION OF DIRECTORS


      The Board of Directors of Adams Golf has currently set the number of directors constituting the whole Board at seven. As established by our Amended and Restated Certificate of Incorporation, these directors are divided into three classes serving staggered three-year terms. At the upcoming Annual Meeting, you and the other stockholders will elect two individuals to serve as Class II directors whose terms will expire at the 2009 Annual Meeting. The nominees for this position, Mr. Brewer and Mr. Fleischer, currently serve on our Board of Directors.

      The individuals named as proxies will vote the enclosed proxy FOR the election of both nominees unless you direct them to withhold your votes. If a nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute, or we may reduce the number of members of the Board.

      We recommend a vote FOR each of the nominees.

      Below are the names and ages of the nominees for Class II director, the Class I and Class III continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, and certain of their directorships, if any.


     Nominees for Election to a Three-Year Term Ending with the 2009 Annual
                           Meeting Class II Directors


o Oliver G. Brewer III - Age 42, a director since October 2000. Mr. Brewer has served as the President and Chief Executive Officer of Adams Golf since January 2002. He was our President and Chief Operating Officer from August 2000 to January 2002 and our Senior Vice President of Sales and Marketing from September 1998 to August 2000.

o Russell L. Fleischer - Age 38, a director since February 2005. Mr. Fleischer has been the Chief Executive Officer and a director of TriSyn Group, a privately held software company, since December 2002. He was Vice President and Chief Financial Officer of Adams Golf from November 2000 to December 2002. Prior to joining Adams Golf, Mr. Fleischer was a corporate officer and Senior Vice President of Finance and Administration at InterWorld Corporation, a publicly traded e-commerce infrastructure company. Mr. Fleisher also serves as a director of Ecometry, a privately held multi-channel retail software company, a position he has held since December 2004.

         Directors Continuing in Office Until the 2008 Annual Meeting of
                         Stockholders Class I Directors


o Stephen R. Patchin - Age 47, a director since October 1993. Mr. Patchin has served as President and Chief Executive Officer of Royal Oil and Gas Corp., an oil and gas exploration and production company and wholly owned subsidiary of Royal Holding Company, Inc., since June 1985 and as President and Chief Executive Officer of Royal Holding Company, Inc. since February 1990.

o Robert D. Rogers - Age 69, a director since February 2004. Mr. Rogers has been a Director of Texas Industries, Inc. since 1970, and was elected as Chairman of the Board in October 2004. He retired from his position of President and CEO of Texas Industries in May 2004, a position he had held since 1970. Mr. Rogers is also a Director of CNF Inc. (NYSE: CNF) and serves on that company's finance and director affairs committees. He is also a member of the Executive Board for Southern Methodist University Cox School of Business.


         Directors Continuing in Office Until the 2007 Annual Meeting of
                        Stockholders Class III Directors


o B.H. (Barney) Adams - Age 67, a director since 1987. Mr. Adams founded Adams Golf in 1987 and has served as our Chairman of the Board since that time. Mr. Adams served as our Chief Executive Officer from 1987 until January 2002, and as our President from 1987 until August 2000. Mr. Adams is the inventor of the Tight Lies(R) Fairway Wood.

o Paul F. Brown, Jr. - Age 59, a director since August 1995. Since 1990, Mr. Brown has been the Vice President, Finance and Chief Financial Officer of Royal Holding Company, a privately owned investment company whose primary business is in the exploration, development and production of crude oil and natural gas.

o Mark R. Mulvoy - Age 64, a director since April 1998. Mr. Mulvoy is a retired executive of Sports Illustrated magazine where he was employed from 1965 to 1996. He was Managing Editor of Sports Illustrated from 1984 through 1996 and Publisher from 1990 to 1992.


Standard Compensation of Directors

      Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives a quarterly director fee of $5,000 plus $1,000 per Board meeting attended in person or by telephone. In addition, each non-employee director serving as a chairperson of any committee of the Board receives an additional $1,000 per quarter provided such person serves in such capacity for at least one month during that quarter. During the year ended December 31, 2005, we paid our directors an aggregate of $124,000 in director fees.

      Our non-employee directors are also entitled to receive, at no charge, up to $1,000 of Adams Golf products annually for promotional purposes.

      Our directors are also entitled to participate in our 2002 Equity Incentive Plan. During the year ended December 31, 2005, our Board of Directors approved a one-time grant of options to purchase 50,000 shares of our common stock to Mr. Fleischer at an exercise price per share of $1.18. These options vest in four equal installments beginning on the first anniversary of the grant date and continuing on the three successive anniversaries thereafter. The options have a ten-year term expiring on May 27, 2015.

      The Company entered into an employment agreement with Mr. Adams whereby he serves as our Chairman of the Board and with Mr. Brewer whereby he serves as President and Chief Executive Officer. The terms and conditions of Messrs. Adams' and Brewer's employment agreements are set forth on pages 15 through 17 under the caption "Employment Contracts and Change in Control Agreements."

Committees of the Board of Directors; Meetings

      Adams Golf has two standing committees, namely the Audit Committee and the Compensation Committee.

The Audit Committee

Audit Committee Purpose

      The Audit Committee

o makes recommendations to the full Board of Directors with respect to the Company's independent auditors;

o meets periodically with our independent auditors to review the general scope of audit coverage;

o monitors the Company's policies and procedures to prevent improper conflicts of interest;

o monitors the integrity of the Company's financial reporting and systems of internal controls regarding finance and legal compliance;

o     monitors the independence of the Company's auditors; and

o provides an avenue of communication among the independent auditors, management and the Board of Directors

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and has, at all times, direct access to the independent auditors as well as any employee of the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.

Audit Committee Composition and Meetings

      The Audit Committee is comprised of two or more directors as determined by the full Board. All members of the Audit Committee are required to have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee must have accounting or related financial management expertise.

      Audit Committee members are appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority of the Committee membership. The Audit Committee currently functions without an individual named as its Chair.

      The Audit Committee is required to meet at least three times annually, but may meet more frequently as circumstances dictate. The Committee meets privately, at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee communicates with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

The following is our Audit Committee Charter:

Audit Committee Responsibilities and Duties

      Review Procedures

         1. Review and reassess the adequacy of the Audit Committee Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

         2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

         3. In consultation with management, the independent auditors should consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

         4. Review with financial management and the independent auditors the Company's quarterly and annual financial results prior to the release of earnings and/or prior to filing or distributing the Company's financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

      Independent Auditors

         5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

         6. Approve the fees and other significant compensation to be paid to the independent auditors.

         7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

         8. Review the independent auditors' audit plan; discuss scope, staffing, locations, reliance upon management and general audit approach.

         9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

        10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

        11. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

      Internal Audit Department and Legal Compliance

        12. Review the budget, plan, changes in the plan, activities, organizational structure and qualifications of the internal audit department, as needed.

        13. Review the appointment, performance and replacement of the senior internal audit executive.

        14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

      Other Audit Committee Responsibilities

        15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

        16. Perform any other activities consistent with the Audit Committee Charter, the Company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

        17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     While the Audit Committee has the responsibilities and powers set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulations.

     During the fiscal year ended December 31, 2005, the members of the Audit Committee were Mark R. Mulvoy, Robert D. Rogers and Russell L. Fleischer. At January 1, 2005, the Audit Committee consisted of Mr. Mulvoy and Mr. Rogers. On February 10, 2005, our Board of Directors elected Russell L. Fleischer to serve on the Board of Directors and on our Audit Committee. On May 23, 2005, Mr. Mulvoy resigned from the Audit Committee. Mr. Rogers and Mr. Fleischer currently serve as the members of our Audit Committee and both serve as our Audit Committee Financial Experts. The Audit Committee met five times in 2005.


Independent Accountant Fees and Services

     In fiscal year 2005, we paid KBA Group, our independent public accountants, an aggregate of $98,255 for professional services rendered for the audit of our 2005 consolidated financial statements included in our 2005 Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. We also paid KPMG, our former independent public accounts $20,000 for professional services rendered for the audit of our consolidated financial statements included in our 2004 Annual Report.

      In fiscal year 2004, we paid KBA Group $25,200 for professional services rendered for the audit of our consolidated financial statements included in our 2004 Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. We also paid KPMG, our former previous independent public accountants, an aggregate of $84,985 in fiscal year 2004 for professional services rendered for the audit of our consolidated financial statements included in our 2003 Annual Report.


Tax Fees

     We did not pay any fees to KBA Group or KPMG in 2005 for tax work. In 2004, we paid $6,300 to KPMG, our auditors in fiscal year 2003, for tax work related to statutory compliance with certain local and international taxing authorities.


All Other Fees

     We did not pay any additional fees to KBA Group in 2005 or in 2004.

     The Audit Committee determined that KBA Group retained its independence. In making its determination regarding the independence of KBA Group, the Audit Committee considered whether the provision of the services described above was compatible with maintaining such independence. All services to be performed for us by our independent public accountants must be pre-approved by the Audit Committee, which has chosen not to adopt any pre-approval policies for enumerated services and situations, but instead has retained the sole authority for such approvals.


The Compensation Committee

     The Compensation Committee

o recommends to the Board of Directors annual salaries for senior management and

o recommends to the Board of Directors the administration and grant of awards under Adams Golf's 2002 Equity Incentive Plan.

     During the fiscal year ended December 31, 2005, the members of the Compensation Committee were Mark R. Mulvoy and Stephen R. Patchin. The Compensation Committee met twice in 2005.

Nominating Procedures

     We do not currently have a standing nominating committee or a charter with respect to the nominating process. Our Board of Directors believes that it is not necessary to have such a committee because the Board's size and composition allow it to adequately identify and evaluate qualified candidates for directors. However, our Board of Directors may consider appointing such a committee at some time in the future. Currently, all of our directors participate in the consideration of director nominees. Subject to the rights of the holders of preferred stock or any other class of our capital stock (other than common stock), or any series of the foregoing that has been outstanding, nominations for the election of directors may be made by our Board of Directors, any committee appointed by our Board, or by any stockholder entitled to vote for the election of directors. Specific instructions for stockholder nominations can be found on page 25 of this Proxy Statement. Each of our directors, with the exception of Messrs. Adams, Patchin, Brown and Brewer, are independent as defined under the rules of the Nasdaq Stock Market. If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Board of Directors and all directors would participate in the selection of a person to fill each such vacancy.

     Our Board of Directors evaluates candidates based on financial literacy, knowledge of our industry or other background relevant to our needs, status as one of our stockholders, "independence" for purposes of compliance with the rules of the SEC and Nasdaq, moral character and willingness, ability and availability for service. Aside from the qualities stated above, our Board does not have a set of minimum qualifications that must be met by director nominees.

     We have not paid fees to any third party to assist in the process of identifying or evaluating director candidates. Because we do not have a standing nominating committee, this year's nominees (both of whom are currently serving as directors) were selected for re-election by our entire Board.

Board Meetings

     During the year ended December 31, 2005, the entire Board of Directors of Adams Golf met four times. During fiscal 2005, each director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served. All of our directors attended the Annual Stockholders' Meeting in 2005.

Code of Conduct

     We have adopted a Code of Conduct that applies to all of our directors, officers and employees. To receive a copy of our Code of Conduct, please contact Ms. Patty Walsh, Director, Investor Relations at (972) 673-9000. We will disclose subsequent amendments and waivers to our code of conduct as an Item 10 disclosure in a Current Report on Form 8-K.

                                 STOCK OWNERSHIP
 Beneficial Ownership of Certain Stockholders, Directors and Executive Officers


      This table shows, as of March 31, 2006, the beneficial ownership of Adams Golf common stock by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director and nominee for director;
(3) each "Named Executive Officer" set forth in the Summary Compensation Table on page 13; and (4) all directors and executive officers as a group. The address of each executive officer and director is c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas 75074.

                                                                 Amount and Nature of
                                                         Common Stock Beneficially Owned (1)
                                             --------------------------------------------------------------
                                              Number of Shares              Right to           Percent of
Name of Beneficial Owners                    Beneficially Owned            Acquire (2)         Class (3)
-----------------------------------------    --------------------        ----------------     -------------
Beneficial Owners of 5% or More
   of Our Common Stock
   Royal Holding Company, Inc                       6,374,511       (4)            0              27.9%
   Richard L. Scott                                 2,393,060       (5)            0              10.5%
   Roland E. Casati                                 1,838,600       (6)            0               8.0%
   Steven N. Bronson                                1,180,100       (7)            0               5.2%
Directors and Named Executive Officers
   B.H. Adams                                       2,694,222       (8)            0              11.8%
   Paul F. Brown, Jr.                               6,384,511       (9)       37,500              28.1%
   Russell L. Fleischer                                     0                      0                  *
   Mark R. Mulvoy                                       1,000                 37,500                  *
   Stephen R. Patchin                               6,374,511      (10)       37,500              28.0%
   Robert D. Rogers                                     5,000      (11)       25,000                  *
   Oliver G. Brewer III                                10,000              3,083,355              11.9%
   Eric T. Logan                                            0                137,500                  *
All Directors and Named Executive Officers
as a Group (8 persons)                              9,094,733              3,358,355              47.5%

-----------
*      Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2) Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.
(3) Applicable percentage of ownership is based on 22,844,153 voting shares of common stock outstanding on March 31, 2006.
(4) The address for Royal Holding Company, Inc. is 300 Delaware Avenue, Suite 306, Wilmington, Delaware 19801.
(5)    The address for Mr. Scott is 700 11th Street S., Suite 101, Naples, FL
       34102
(6) The address for Mr. Casati is Continental Offices, Ltd., 2700 River Road, Suite 211, Des Plaines, IL 60018.
(7)    The address for Mr. Bronson is 100 Mill Plain Road, Danbury, CT 06811.
(8) Includes 2,694,222 shares Mr. Adams holds jointly with Jackie Adams, his spouse.
(9) Represents (a) 10,000 shares Mr. Brown holds jointly with Diane L. Brown, his spouse; and (b) 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc. Mr. Brown is the Chief Financial Officer and Vice President-Finance of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock. Mr. Brown disclaims beneficial ownership of the shares of common stock held by Royal Holding Company, Inc.
(10) Represents 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc. Mr. Patchin is the Chief Executive Officer and President of Royal Holding Company, Inc. and by virtue of this position may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock. Mr. Patchin disclaims beneficial ownership of the shares of common stock held by Royal Holding Company, Inc.
(11) Represents shares of common stock held by a trust for which Mr. Rogers has sole voting and dispositive power over the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Adams Golf's common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports. Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2005 with the exception of the 293,822 options granted to Mr. Brewer on May 26, 2005. A Form 4 for this option grant has now been filed with the Securities and Exchange Commission.


                                   MANAGEMENT

Executive Officers

      Below are the names and ages of the executive officers of Adams Golf and a brief description of their prior experience and qualifications.

o     B.H. (Barney) Adams - Please see biography of Mr. Adams on page 4.

o     Oliver G. Brewer III - Please see biography of Mr. Brewer on page 3.

o Eric T. Logan - Age 40. Mr. Logan has served as Senior Vice President and Chief Financial Officer of Adams Golf since October 2003. He was U.S. Chief Financial Officer of Daisytek International from September 2002 to May 2003 and Chief Financial Officer of Daisytek International from May 2003 to October 2003. From May 2001 to July 2002, Mr. Logan was Vice President, Finance and Planning for CompX International, Inc. He was Controller for ServiceLane.com, an Internet driven home improvement company, from July 2000 through May 2001.

Compensation of Executive Officers

      The following table shows for the fiscal years ended December 31, 2003, 2004 and 2005, compensation awarded, paid to or earned by (i) our Chief Executive Officer; and (ii) our other most highly compensated individuals who were serving as executive officers as of December 31, 2005.

                           Summary Compensation Table


                                                                                   Long Term
                                                                                    Compen-
                                                                                    sation
                                                  Annual Compensation               Awards
                                              -----------------------------       ------------
                                                                                  Securities      All Other
Name and                                                                          Underlying       Compen-
Principal Positions                Year          Salary            Bonus          Options (#)       Sation
-------------------------------   --------    -------------      ----------       ------------    -----------

B.H. Adams                           2005         $240,000        $120,000                 --        $36,746  (1)
   Chairman of the Board             2004          240,000         120,000                 --         34,463  (2)
                                     2003          240,000         100,000                 --         28,409  (3)

Oliver G. Brewer III                 2005          400,000         250,000          1,194,161         22,358  (4)
   President and                     2004          250,000         250,000            645,413         20,036  (5)
   Chief Executive Officer           2003          250,000         187,500            869,007         20,282  (6)

Eric T. Logan                        2005          200,000          88,750            100,000            420  (7)
   Senior Vice President,            2004          175,000          65,625            250,000            324  (7)
   Chief Financial Officer,          2003           38,478  (8)         --            100,000             81  (7)
   Secretary and Treasurer

----------------

(1) Represents perquisites of $14,400, fringe benefits of $15,813 and $6,533 in group life insurance premiums paid on behalf of Mr. Adams.
(2) Represents perquisites of $14,400, fringe benefits of $13,530 and $6,533 in group life insurance premiums paid on behalf of Mr. Adams.
(3) Represents perquisites of $23,182, fringe benefits of $2,821 and $2,406 in group life insurance premiums paid on behalf of Mr. Adams.
(4) Represents perquisites of $6,110, fringe benefits of $15,348 and $900 in group life insurance premiums paid on behalf of Mr. Brewer.
(5) Represents perquisites of $7,625, fringe benefits of $11,871 and $540 in group life insurance premiums paid on behalf of Mr. Brewer.
(6) Represents perquisites of $9,450, fringe benefits of $10,291 and $540 in group life insurance premiums paid on behalf of Mr. Brewer.
(7)    Represents group life insurance premiums paid on behalf of Mr. Logan.
(8) Mr. Logan became employed by Adams Golf in October 2003. Mr. Logan's annualized salary for 2003 was $175,000.

                              Option Grants in 2005

                                                           % of Total
                                        Number of           Options
                                        Securities         Granted to
                                        Underlying         Employees       Exercise                        Grant Date
                          Date of        Options           In Fiscal       Price per       Expiration        Present
       Name                Grant       Granted (1)            Year           Share            Date          Value (2)
---------------------     ---------    -------------       -----------    ------------     ------------    ------------

Eric T. Logan             01/01/05        100,000    (3)         7.8%       $0.01            01/01/15        $1.35 (6)
Oliver G. Brewer III      05/26/05        293,822    (4)        22.7%       $0.01            05/26/15        $1.35 (7)
Oliver G. Brewer III      09/06/05        900,339    (5)        69.5%       $0.01            09/06/15        $1.38 (8)

--------------

(1) All options noted are non-transferable except in the event of the death of the optionee.
(2) We calculated this amount using the Black-Scholes option pricing model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options. The factors are stock price at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period.
(3) Mr. Logan's options vest in four equal installments on the anniversary of the grant date.
(4) The options granted to Mr. Brewer on May 26, 2005 vested in one installment on July 30, 2005.
(5) The options granted to Mr. Brewer on September 6, 2005 vest in three equal installments on January 1 of 2006, 2007 and 2008.
(6)    Using the Black-Scholes option pricing model as described in footnote
       (2), the options granted to Mr. Logan in January 2005 had a value of $1.35 per share at December 31, 2005. The actual value, if any Mr. Logan realizes will depend on whether the stock price at exercise is greater than the grant price, as well as Mr. Logan's continued employment through the vesting period and the ten-year option term. The following assumptions were used to calculate the Black-Scholes value for Mr. Logan's options:

       Stock price at date of grant    $1.36 Option term               Ten years
       Option exercise price           $0.01 Risk-free rate of return       3.5%
       Dividend yield                     0% Volatility                  114.31%

(7)    Using the Black-Scholes option pricing model as described in footnote
       (2), the options granted to Mr. Brewer in May 2005 had a value of $1.35 per share at December 31, 2005. The actual value, if any Mr. Brewer realizes will depend on whether the stock price at exercise is greater than the grant price, as well as Mr. Brewer's continued employment through the vesting period and the ten-year option term. The following assumptions were used to calculate the Black-Scholes value for Mr. Brewer's options:

       Stock price at date of grant    $1.36 Option term               Ten years
       Option exercise price           $0.01 Risk-free rate of return       3.5%
       Dividend yield                     0% Volatility                  113.96%

(8)    Using the Black-Scholes option pricing model as described in footnote
       (2), the options granted to Mr. Brewer in September 2005 had a value of $1.38 per share at December 31, 2005. The actual value, if any Mr. Brewer realizes will depend on whether the stock price at exercise is greater than the grant price, as well as Mr. Brewer's continued employment through the vesting period and the ten-year option term. The following assumptions were used to calculate the Black-Scholes value for Mr. Brewer's options:

       Stock price at date of grant    $1.39 Option term               Ten years
       Option exercise price           $0.01 Risk-free rate of return       3.5%
       Dividend yield                     0% Volatility                  110.28%

          Securities Underlying Unexercised Options at Fiscal Year End

                                       Number of Securities                     Value of Unexercised
                                      Underlying Unexercised                    In-The-Money Options
                                  Options at Fiscal Year End (#)               at Fiscal Year End ($)
                                ------------------------------------     -----------------------------------

Name                             Exercisable          Unexercisable       Exercisable         Unexercisable
----------------------------    ---------------       --------------     --------------       --------------

Oliver G. Brewer III               2,863,242              900,339          $3,435,890          $1,080,407


Employment Contracts and Change in Control Arrangements

B.H. Adams

     On February 16, 2006, we executed an employment contract with Mr. Barney Adams, Chairman of our Board of Directors. The term of this employment agreement runs retroactively from January 1, 2006 until December 31, 2008, unless earlier terminated. Mr. Adams will receive an annual base salary of $254,400 during the term of the agreement. Mr. Adams will serve as our non-executive Chairman of the Board of Directors pursuant to the agreement and will perform such duties as would be reasonably expected of a non-executive Chairman of the Board of Directors of a similarly sized corporation.

     The agreement may be terminated without cause by us (a "termination without cause") at anytime, by Mr. Adams (a "termination without good reason") upon delivery of 60 days written notice, or by the mutual agreement of Mr. Adams and us. We can terminate "for cause" if Mr. Adams (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Adams can terminate "for good reason" upon delivery of 30 days written notice if we (a) materially breach any provision or fail to perform any covenant of the agreement without curing such breach or failure to perform within 30 days of written notice of the breach or failure to perform; (b) substantially reduce Mr. Adams' title, position, reporting requirements, responsibilities or duties, which shall not be remedied within 30 days notice from Mr. Adams; (c) reduce Mr. Adams' base compensation; (d) fail to obtain a written agreement from any successor to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; or (e) deliver to Mr. Adams written notice of our approval for Mr. Adams to tender his resignation with good reason.

     In the event that either we terminate the employment agreement without cause or Mr. Adams terminates for good reason, then Mr. Adams will be entitled to receive his annual base salary for a period of one year after such termination plus any accrued but unpaid base salary as of the date of such termination.


Oliver G. Brewer III

     On February 19, 2005, we entered into an employment contract with Mr. Oliver G. "Chip" Brewer III, our President and Chief Executive Officer. The term of this employment agreement runs from January 1, 2005 through December 31, 2007, unless earlier terminated. Mr. Brewer will receive an annual base salary of at least $ 400,000 during the term of the agreement and is eligible for semi-annual performance bonuses each in an amount equal to up to one-half of Mr. Brewer's annual base salary then in effect.

     The employment agreement also provides for retention awards of options to purchase our common stock, subject to proper authorization from our Board of Directors and compliance with all applicable laws and regulations. No later than the end of January of each calendar year during the term of the agreement, Mr. Brewer will be granted one percent of our company's fully diluted stock in stock options at an option strike price of $0.01 per share. The options vest one year after the date of the grant. If we sell or transfer a majority of our capital stock or substantially all of our company assets to an unaffiliated entity, all of Mr. Brewer's potential stock options under the employment agreement shall be granted and vested no later than the calendar day immediately preceding the sale or closing date of the transaction.

     The agreement provides that Mr. Brewer is eligible for a one-time long term incentive payment at the conclusion of the agreement. The amount of the payment is contingent upon achievement of a minimum performance goal and may be increased if certain additional performance criteria are met or exceeded.

     The agreement may be terminated without cause either by us (a "termination without cause") or by Mr. Brewer (a "termination without good reason") upon delivery of 60 days written notice, or by the mutual agreement of Mr. Brewer and us. We can terminate "for cause" if Mr. Brewer (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Brewer can terminate "for good reason" upon delivery of 30 days written notice if we (a) materially breach any material provision of the agreement without curing such breach within 30 days of written notice of the breach; (b) assign Mr. Brewer any duties inconsistent in any material respect with his position or diminish Mr. Brewer's status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within 30 days notice from Mr. Brewer; (c) fail to obtain a written agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; (d) reduce Mr. Brewer's total compensation, other than as the result of Mr. Brewer's failure to meet certain performance based goals established for purposes of determining incentive based compensation; or (e) relocate our principal offices to a location more than 75 miles from Plano, Texas. The agreement shall terminate by its terms upon Mr. Brewer's disability, if he is unable to perform his duties on a full time basis for a period of 60 days, or upon his death.

     In the event that either we terminate the employment agreement without cause or Mr. Brewer terminates for good reason, then Mr. Brewer will be entitled to receive (a) his annual base salary for a period of one year after the later of the date of termination or the expiration of the notice period; (b) all retention based stock options that Mr. Brewer was potentially eligible to receive during the calendar year in which the termination occurred, pro rated, with such options being vested at the time of termination; (c) a payment equal to both semi-annual bonuses for which Mr. Brewer was potentially eligible in the calendar year of termination, paid as if we achieved our internal financial goals for that period; and (d) the long term incentive payment for which Mr. Brewer was potentially eligible, paid as if certain performance criteria for that period had been achieved.

     Mr. Brewer may also terminate the agreement in the event of our failure to set certain internal financial goals. In the event that (i) we fail to set internal financial goals; (ii) Mr. Brewer becomes disabled or upon his death;
(iii) the agreement is terminated by mutual agreement; (iv) we terminate Mr. Brewer's employment with cause; or (v) Mr. Brewer terminates his employment without good reason, Mr. Brewer will be entitled to receive his accrued salary and benefits through the date of termination, reimbursements for expenses actually incurred and benefits under any benefit and indemnification plans for Mr. Brewer or his dependants through the date of termination, and any continuing coverage as required by law.

     If necessary, we will negotiate with Mr. Brewer an amendment to the employment agreement in order to avoid adverse tax consequences to Mr. Brewer under Section 409A of the Internal Revenue Code.


Eric T. Logan

     On March 29, 2006, we renewed our Change of Control Agreement with Mr. Logan, our Chief Financial Officer. On March 31, 2006, we filed a Form 8-K with the Securities and Exchange Commission describing the terms of this agreement. The Change of Control Agreement runs for two years from the date of the Agreement and provides that Mr. Logan shall be entitled to certain compensation and benefits upon a qualifying event. Generally, qualifying events include termination of employment upon our sale, change of control (as defined), or upon certain restructuring events. The compensation and benefits include (i) payment of earned and unpaid compensation, (ii) payment of "base salary" for a period of nine months after the qualifying event, (iii) continued substantially equal medical benefits for six months after the qualifying event, and (iv) the immediate vesting of any stock options granted and 120 days after such vesting to exercise those options. Termination for "cause" is not a qualifying event, and for purposes of the Change of Control Agreement, "cause" is defined to mean
(i) the admission or conviction of a felony, (ii) the commission of an act of dishonesty in the course of duties, (iii) repeated disregard of policy directives, (iv) failure to satisfactorily perform assigned duties, or (v) breach of fiduciary responsibilities or fiduciary duties as an employee.


Certain Relationships and Related Transactions

     Two adult children of our Chairman, Mr. B.H. Adams, are employees of Adams Golf. Edwin Adams serves as our General Counsel. In 2005, Mr. Edwin Adams received an annual base salary of $130,000 and a performance bonus of $32,266. Ms. Cindy Adams-Herington holds the position of Vice President, Advertising and Marketing and received an annual base salary in 2005 of $154,500 and a performance bonus of $76,125. Neither Edwin Adams nor Cindy Herington has employment contracts or change of control arrangements with us.

     Our Chairman owns 60% of Plano Paper and Supply; Mr. Adams' daughter, Ms. Cindy Herington and son-in-law, Mr. Tom Herington each own 20% of Plano Paper and Supply. In June 2005, Adams Golf, in an open bid process, selected Plano Paper and Supply as a supplier of shipping boxes for our products. In 2005, we made total purchases of $100,065 from Plano Paper and Supply.

Compensation Committee Interlocks and Insider Participation

     No member of our compensation committee has at any time been an officer or employee of ours or our subsidiaries. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Furthermore, none of our executive officers serves as a director of any entity that has one or more executive officers serving as a member of our compensation committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

     The Compensation Committee of the Board of Directors establishes and administers our executive compensation programs. The full Board of Directors of Adams Golf reviews the Committee's recommendations and approves the salaries of all elected officers, including the "Named Executive Officers" who appear in the Summary Compensation Table on page 13. The Committee reviews salary recommendations for executive officers and is responsible for all other elements of executive compensation, including annual and long-term incentive awards.

     Our goal is to attract, retain and reward a highly competent and productive employee group. To do so, both the Compensation Committee and the Board of Directors, as a whole, have determined that it is in our best interests to provide a total compensation package that competes favorably with those offered within the sports equipment industry and geographic areas in which Adams Golf operates.

     Our current compensation package consists of three basic components: base salary, bonus awards under the Management Incentive Plan, and stock option grants under our 2002 Equity Incentive Plan. Executive officer salary adjustments are determined by a subjective evaluation of the individual's performance and our financial and operational performance. Although we do not utilize any formal mathematical formulae or objective thresholds (except in the case of awards under our Management Incentive Plan) particular attention is given to the operating results of Adams Golf. We believe that specific formulae restrict flexibility and are too rigid at this stage of our development.

     Base Salary. The base salary policy provides for compensation at competitive levels. Increases in executive base salary are awarded for individual and overall company performance and generally reflect established merit increase guidelines applicable to all salaried employees.

     Management Incentive Plan. The Management Incentive Plan provides the potential for semi-annual incentives. The plan was designed to create an incentive for key employees, including our Chief Executive Officer, other Named Executive Officers, and management employees who are in a position to contribute to, and therefore influence, our annual financial performance. Under the plan, we set semi-annual target objectives for overall company performance. In 2005, we met our target objectives for both the first and second six months of the year.

     Stock Incentive Plan. The purpose of our stock incentive plan is to further align employees' interests with our long-term performance and, therefore, the long-term interests of our stockholders. Options are granted to employees who are in the position to influence business results. The options vest either in 25% increments on the first, second, third and fourth anniversaries of the grant date, at 100% on the first anniversary of the grant date, or at 100% on the six-month anniversary of the grant date.

2005 Company Performance

     In 2005, our diluted income per common share was $0.12 compared to 2004 diluted income per common share of $0.12. Net revenues were $56.4 million in 2005 compared to $56.8 million in 2004. The net income for 2005 was $3.2 million as compared to net income in 2004 of $3.1 million.

     During 2005, we introduced new products in our Ovation, Redline RPM and GT2 product lines, including the Ovation driver, the Redline RPM 430Q and 460 Dual drivers, and the GT2 drivers, fairway woods and irons. In addition, in the fall of 2005, we introduced the Idea a2 and a2 OS lines of irons and hybrid clubs.

2005 Executive Compensation

     In January 2005, Eric T. Logan, our Chief Financial Officer received a base salary increase of $25,000 over his 2004 annual base salary.

2005 Chief Executive Compensation

     The compensation of our President and Chief Executive Officer, Mr. Brewer, is described on pages 15 through 17.

Company Policy on Qualifying Compensation

     The Compensation Committee intends to continue its practice of paying competitive compensation to attract and retain senior executives to manage our business in the best interests of the Company and its stockholders. Compensation decisions for the executive officers are made with the full consideration of Internal Revenue Code Section 162(m) implications. Although the Committee intends to structure arrangements in a manner that preserves deductibility under
Section 162(m), it believes that maintaining flexibility is important and may pay amounts or make awards that are nondeductible. Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million that is not paid pursuant to plans approved by stockholders and does not include specific performance criteria is not deductible as a compensation expense to Adams Golf. Annual compensation paid to Mr. Brewer under his current employment agreement in excess of $1 million will not be deductible under Section 162(m).

     We intend to periodically review the potential consequences of Section 162(m) and may in the future structure the performance-based portion of our executive officer compensation to comply with certain exemptions provided in
Section 162(m).

     The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Compensation Committee during 2005.

                           The Compensation Committee

              Mark R. Mulvoy                        Stephen R. Patchin

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors and operates under a written charter adopted by the Board of Directors.

     Messrs. Fleischer and Rogers currently serve as our Audit Committee members for fiscal year 2006. Messrs. Fleischer and Rogers each satisfy the independence requirements established for Audit Committee members under the Nasdaq Stock Exchange Listing Standards.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited consolidated financial statements in the Annual Report with management. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with our independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the company in general, including the matters in the written disclosures required by the Independence Standards Board.

     The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held five meetings during the fiscal year 2005.

     In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended the selection of the Company's independent auditors for fiscal year 2006.


                               The Audit Committee

             Russell L. Fleischer               Robert D. Rogers

     In accordance with the rules of the Securities and Exchange Commission, the foregoing Compensation Committee and Audit Committee Reports, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's Regulation 14A, other than as provided in the Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                                PERFORMANCE GRAPH

     The following performance graph compares the performance of our common stock to the Standard and Poor's Small Cap 600 index and an industry peer group, selected in good faith, for the period from December 31, 2000, through December 31, 2005. The graph assumes that the value of the investment in our common stock and each index was $100 at December 31, 2000 and that all dividends were reinvested. We have paid no dividends. Performance data is provided for the last trading day closest to year end for each 2001, 2002, 2003, 2004, and 2005.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                       Assumes Initial Investment of $100
                                  December 2005


                [GRAPHIC OMITTED/ SEE GRAPH IN SUPPLEMENTAL PDF]


                           December       December       December       December       December       December
Company                      2000           2001           2002           2003           2004           2005
----------------------    -----------    -----------    -----------    -----------    -----------    -----------
Adams Golf, Inc.              $  100         $   94          $  62         $  175         $  345         $  295
S&P Small Cap 600                100            107             91            126            155            167
Peer Group A (1)                 100            101             72             97             89             95

------------

(1) Peer Group consists of Callaway Golf Company, Aldila, Inc. and Cutter & Buck Inc.


     Our stock is listed and traded on the OTC Bulletin Board (OTCBB) under the symbol "ADGO".

                                     ITEM 2.
              RATIFICATION OF KBA GROUP LLP AS INDEPENDENT AUDITORS

     The Audit Committee of our Board of Directors determined on March 8, 2006 to appoint KBA Group LLP to serve as our independent auditors for the fiscal year ending December 31, 2006.

     We are submitting the appointment of KBA to stockholders to obtain your ratification. Representatives of KBA will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

     We recommend a vote FOR the ratification of KBA as our independent auditors for the current fiscal year.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to stockholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the secretary of Adams Golf c/o Adams Golf, Ltd. at 2801 E. Plano Parkway, Plano, Texas 75074 setting forth certain information about the stockholder and all persons acting in concert with him or her, including the following information:

     o a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the Annual Meeting;

     o    the names and addresses of the supporting stockholders;

     o the class and number of shares of our stock that are beneficially owned by such persons; and

     o    any material interest of such persons in the matter presented.

     The notice must be delivered to the secretary (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.


                        STOCKHOLDER NOMINATION PROCEDURES

     A stockholder may recommend a nominee to become a director of Adams Golf by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:

     o the name, age, business and residence address of the person intended to be nominated;

     o a representation that the nominating stockholder is in fact a holder of record of Adams Golf common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

     o a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

     o any other information about the nominee that must be disclosed in the proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, as amended; and

     o    the nominee's written consent to serve, if elected.

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     Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals set forth in the preceding paragraph. We currently plan to hold our annual meetings on the third Wednesday in May of each year. Accordingly, our 2007 Annual Meeting of Stockholders is currently scheduled for May 16, 2007. Copies of our By-laws are available upon written request made to the secretary of Adams Golf at the above address. The require-ments described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Adams Golf's proxy materials for a meeting of stockholders. The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our By-laws.


                          COMMUNICATIONS WITH DIRECTORS

     Our stockholders may communicate directly with members of our Board of Directors. For direct communication with any member of Adams Golf's Board, please send your communication in a sealed envelope addressed to the applicable director inside of another envelope addressed to Ms. Patty Walsh, Director of Investor Relations, c/o Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074. Ms. Walsh will forward such communication to the indicated director.

                                       26
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                                   ADAMS GOLF

                              2801 E. Plano Parkway
                               Plano, Texas 75074
                                 (972) 673-9000




            Directions to Adams Golf's Annual Meeting of Stockholders

From DFW Airport: Proceed to North exit from terminal. After the tollbooth, stay left to enter Hwy. 121 North. Stay right on Hwy. 121 for a short distance to Hwy. 635 East exit. Follow Hwy. 635 east to Hwy. I-75 North. Follow I-75 north approximately six miles to the Plano Parkway exit. Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Adams Golf is located on the left (north) side of Plano Parkway.

From Love Field: Exit Love Field and turn left on Mockingbird Lane. Proceed to North Dallas Tollway, go left (north) to the Hwy. 635 exit. Follow Hwy. 635 east to Hwy. I-75 North. Follow I-75 north approximately six miles to the Plano Parkway exit. Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Our offices are located on the left (north) side of Plano Parkway.


                                  Annual Report

     The 2005 Annual Report accompanies this Proxy Statement. We will provide without charge upon written request, to any person receiving a copy of this proxy statement, a copy of Adams Golf's 2005 Form 10-K annual report, including the audited consolidated financial statements and the financial statement schedules thereto. These requests should be addressed to Ms. Patty Walsh, Director of Investor Relations, c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, Texas 75074 (972-673-9000).

     We are delivering one copy of this Proxy Statement and the accompanying Annual Report to households even when multiple stockholders share the same address unless we have received instructions to the contrary from one of these stockholders. Upon a written or verbal request from a stockholder at a shared address, we will deliver a separate copy of this proxy statement and Annual Report, including the audited consolidated financial statements and the financial statement schedules thereto, and will deliver separate copies of any future Proxy Statement or Annual Report if desired. Such a request may be made by contacting Ms. Patty Walsh, Director, Investor Relations, c/o Adams Golf, Ltd., 2801 E. Plano Parkway, Plano, TX 75074 (972-673-9000).